Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OREXIGEN THERAPEUTICS, INC.

Orexigen Therapeutics, Inc. (the “Corporation”) originally filed its Certificate of Incorporation with the Secretary of State of Delaware on September 12, 2002, and is organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. That the Board of Directors of said Corporation duly adopted resolutions proposing and declaring advisable the following amendment of the Amended and Restated Certificate of Incorporation (the “Certificate”) of said Corporation. The resolution setting forth the proposed amendment is as follows:

THEREFORE, BE IT RESOLVED, that the Certificate is hereby amended by striking out the first sentence of Article Fourth thereof and by substituting in lieu of said sentence the following:

“FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.001 per share (“Common Stock”) and Preferred Stock, par value $0.001 per share (“Preferred Stock”). The total number of shares the Corporation shall have the authority to issue is Three Hundred Ten Million (310,000,000) shares, Three Hundred Million (300,000,000) shares of which shall be Common Stock and Ten Million (10,000,000) shares of which shall be Preferred Stock.”

2. That thereafter, pursuant to a resolution of the Board of Directors, the stockholders gave their approval of said amendment at a meeting of stockholders in accordance with the provisions of Section 211 of the General Corporation Law of the State of Delaware.

3. That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. That said amendment shall be executed, filed and recorded in accordance with Section 103 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Orexigen Therapeutics, Inc. has caused this Certificate of Amendment to be signed by an authorized officer thereof, this 2nd day of June, 2011.

Orexigen Therapeutics, Inc.

/s/ Michael Narachi
By:	Michael Narachi
Title:	President and Chief Executive Officer